Exhibit 99.4

KMMI INC. FINANCIAL STATEMENTS

Report of Independent Auditors

To the Board of Directors of Evolution Metals & Technologies Corp.
and the Shareholders of KMMI Inc.

Opinion

We have audited the accompanying financial statements of KMMI Inc. (the Company), which comprise the balance sheet as of December 31, 2025, and the related statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(3) to the financial statements, the Company incurred a net loss, net cash outflows from operating activities, and has negative working capital. The Company has stated that these events or conditions indicate that a material uncertainty exists that casts significant doubt on the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1(3). The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ UHY LLP

New York, New York

March 31, 2026

Report of Independent Auditors

The Shareholders and Board of Directors
KMMI Inc.

Opinion

We have audited the financial statements of KMMI Inc. (the “Company”), which comprise the balance sheet as of December 31, 2024 and the related statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(3) to the financial statements, the Company has no source of revenue, incurred a net loss, and has stated that these events or conditions indicate that a material uncertainty exists that casts significant doubt on the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1(3). The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young Han Young

Seoul, the Republic of Korea

April 21, 2025

KMMI INC.
Balance Sheets
(in US dollars)

	Notes	December 31, 2025	December 31, 2024
Assets:
Cash and cash equivalents	1(5)	$109,646	492,984
Restricted cash	1(5)	35,802	34,014
Short-term loan (Related parties)	14	—	408,163
Non-trade account receivable (Related parties)	14	70,842	50,783
Prepaids and other current assets		15,378	14,476
Total current assets		231,668	1,000,420

Property, plant and equipment, net	3	1,973,509	2,110,588
Operating lease right-of-use assets	5	31,757	72,311
Other non-current assets		148,473	97,717
Total non-current assets		2,153,739	2,280,616
Total assets		$2,385,407	3,281,036

Liabilities and Stockholders’ Equity
Liabilities:
Non-trade accounts payables		$67,492	43,680
Short-term debt	7	299,672	—
Current portion of long-term debt	7	46,414	37,891
Current portion of finance lease liabilities	5	16,487	16,811
Current portion of operating lease liabilities	5	12,959	33,597
Withholdings	1(10)	11,367	2,871
Current portion of defined severance benefits	11	20,387	5,795
Share repurchase liabilities	6	470,679	—
Other current liabilities	13	33,870	33,061
Total current liabilities		979,327	173,706

Long-term debt	7	1,309,828	1,330,544
Finance lease liabilities	5	—	16,093
Operating lease liabilities	5	—	12,649
Other non-current liabilities	4	76,919	62,400
Defined severance benefits	11	78,523	40,588
Total non-current liabilities		1,465,270	1,462,274
Total liabilities		2,444,597	1,635,980

Stockholders’ equity:
Common stock, KRW 500 par value, 20,000,000 shares authorized, 22,080 shares issued and outstanding at December 31, 2025 and December 31, 2024	10	9,337	9,337
Additional paid-in capital		3,937,986	3,937,986
Accumulated deficit		(3,841,835)	(2,104,584)
Accumulated other comprehensive income (loss)		(164,678)	(197,683)
Total equity		(59,190)	1,645,056
Total liabilities and stockholders’ equity		$2,385,407	3,281,036

See accompanying notes to financial statements.

KMMI INC.
Statements of Operations
(in US dollars)

	Notes	For the year ended December 31, 2025	For the year ended December 31, 2024
Net revenues		$—	—
Cost of sales		—	—
Gross profit		—	—

Other operating income	1(19)	2,529	—
Selling, general, and administrative expenses	1(16)	(1,269,677)	(868,400)
Operating loss		(1,267,148)	(868,400)
Other income		4,518	3,187
Other expense		(1,592)	(1,474)
Interest income (Related parties)	14	18,984	19,795
Interest income		1,407	1,301
Interest expense		(29,651)	(30,490)
Gain on foreign currency		6,910	60,650
Loss on foreign currency		—	(37,089)
Loss on share repurchase liabilities	6	(470,679)	—
Loss before tax		(1,737,251)	(852,520)
Income tax expense	8	—	—
Loss for the year		$(1,737,251)	(852,520)

See accompanying notes to financial statements.

KMMI INC.
Statements of Comprehensive Loss
(in US dollars)

	Notes	For the year ended December 31, 2025	For the year ended December 31, 2024
Loss for the year		$(1,737,251)	(852,520)

Other comprehensive income (loss):
Foreign currency translation adjustments		51,598	(279,955)
Actuarial loss on defined severance benefits, net of tax	11	(18,593)	(3,956)
Total other comprehensive income (loss)		33,005	(283,911)
Total comprehensive loss		$(1,704,246)	(1,136,431)

See accompanying notes to financial statements.

KMMI INC.
Statements of Changes in Stockholders’ Equity (Deficit)
(in US dollars)

	Common stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ equity
Balances at January 1, 2024	$9,337	3,937,986	86,228	(1,252,064)	2,781,487
Loss for the year	—	—	—	(852,520)	(852,520)
Foreign currency translation adjustments	—	—	(279,955)	—	(279,955)
Actuarial loss on defined severance benefits, net of tax	—	—	(3,956)	—	(3,956)
Balances at December 31, 2024	$9,337	3,937,986	(197,683)	(2,104,584)	1,645,056

Balances at December 31, 2024	$9,337	3,937,986	(197,683)	(2,104,584)	1,645,056
Loss for the year	—	—	—	(1,737,251)	(1,737,251)
Foreign currency translation adjustments	—	—	51,598	—	51,598
Actuarial loss on defined severance benefits, net of tax	—	—	(18,593)	—	(18,593)
Balances at December 31, 2025	$9,337	3,937,986	(164,678)	(3,841,835)	(59,190)

See accompanying notes to financial statements.

KMMI INC.
Statements of Cash Flows
(In US dollars)

	For the year ended December 31, 2025	For the year ended December 31, 2024
Cash flows from operating activities
Loss for the year	$(1,737,251)	(852,520)

Adjustments to reconcile loss for the year to net cash used in operating activities:
Depreciation and amortization	207,690	201,706
Interest expense	29,651	30,490
Pension Benefits Provision	40,686	22,375
Loss on foreign currency	—	37,074
Gain on foreign currency	(6,910)	—
Accretion expense	5,429	5,122
Loss on share repurchase liabilities	470,679	—
Others	(28,526)	(39,872)
Changes in operating assets and liabilities:
Prepaids and other current assets	(573)	(4,420)
Non-trade accounts payables	20,793	14,246
Withholdings	8,500	594
Payment of retirement benefits	(9,215)	—
Net cash used in operating activities	(999,047)	(585,205)

Cash flows from investing activities
Acquisitions of property, plant and equipment	(18,176)	(43,826)
Increase in leasehold deposits	(65,672)	—
Collection of loans	421,876	—
Other investing activities	17,259	—
Net cash provided by (used in) investing activities	355,287	(43,826)

Cash flows from financing activities
Proceeds from short-term debt	302,344	109,972
Repayment from long-term debt	(39,164)	—
Payment of finance lease liabilities	(17,376)	(15,214)
Net cash provided by financing activities	$245,804	94,758
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	16,406	(104,717)
Net decrease in cash and cash equivalents, and restricted cash	(397,956)	(534,273)
Cash and cash equivalents, and restricted cash, at beginning of year	526,998	1,165,988
Cash and cash equivalents, and restricted cash, at end of year	$145,448	526,998

See accompanying notes to financial statements.

KMMI INC.
Notes to the Financial Statements

1.	Summary of Significant Accounting Policies

(1)	Description of Business

KMMI INC. (the Company), established in 2021, is specialized in the manufacture and sale of NdPR block magnets and magnets for traction motors that are used in aerospace and defense, automobile, energy plant and other various industries. The Company is planning to initiate its operation in April 2026. The company operates as a single operating segment.

(2)	Basis of Presentation

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) assuming the Company will continue as a going concern. Certain prior period amounts in the statement of cash flows have been reclassified to conform to the current period presentation. These reclassifications had no effect on previously reported net loss, total assets, total liabilities, or stockholders’ equity.

(3)	Going Concern

The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as going concern exists.

Primarily due to the absence of revenue sources and a focus on fixed asset investments as a newly established entity, the Company incurred losses of $1,737,251 and $852,520 for the years ended December 31, 2025 and 2024, respectively, and net cash outflows from operating activities of $999,047 and $585,205 for the years 2025 and 2024, respectively. As of December 31, 2025, the Company reported no revenues and had negative working capital of $893,107, which excludes cash and cash equivalents of $109,646 and restricted cash of $35,802. As of December 31, 2024, the Company had positive working capital of $333,730, which excludes cash and cash equivalents of $492,984 and restricted cash of $34,014. Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months and to support its business development objectives, the attainment of which is not assured.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering into other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, upon the economic environment and the Company’s current capability, there is no guarantee that the Company will be able to access future equity or debt financing when needed. Ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill the Company’s growth and operating activities and achieving a level of revenues adequate to support the Company’s cost structure. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

Subsequent to December 31, 2025, the Company completed a comprehensive share exchange in January 2026 and became a wholly owned subsidiary within a broader corporate group. Management has considered the impact of this transaction in its going concern assessment and expects that financial and operational support may be available, if necessary, to support the Company’s planned operations. However, the extent and timing of such support are subject to uncertainties, and therefore the conditions described above continue to raise substantial doubt about the Company’s ability to continue as a going concern.

(4)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of property, plant and equipment, allowance for credit losses, the valuation of deferred tax assets, lease liabilities and right-of-use assets, defined severance benefits, income tax uncertainties, and other contingencies.

KMMI INC.
Notes to the Financial Statements

1.	Summary of Significant Accounting Policies (cont.)

(5)	Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

As of December 31, 2025, the Company maintains its cash and cash equivalents and restricted cash with Hana Bank and Industrial Bank of Korea(IBK), and both institutions are considered to be financially sound and stable within the Korean financial system.

The Company’s cash and cash equivalents and restricted cash totaled $145,448 at period end. A portion of these balances exceeded the deposit insurance coverage limit which is KRW 100,000,000 per institution provided by the Korea Deposit Insurance Corporation (KDIC). The Company has not experienced any losses on these deposits to date, and management believes that the credit risk associated with these financial institutions remains low.

Restricted cash consists of certain cash pledged as collateral for the use of the Company’s corporate credit card. Restricted cash with remaining restrictions of one year or less is classified as current on the balance sheets.

The Company has presented restricted cash separately from cash and cash equivalents in the balance sheets.

(6)	Allowance for Credit Losses

The allowance for credit loss is a valuation account deducted from the amortized cost basis to present the net amount expected to be collected. The estimate of expected credit losses is based on the Company’s historical loss experience, adjusted for current and reasonable and supportable forecasts of economic conditions and other pertinent factors affecting the Company’s customers such as known credit risk or industry trends.

The allowance for credit loss is estimated over the contractual term of the financial asset adjusted for expected prepayments. The contractual term excludes any extensions, renewals and modifications, unless the borrower has a contractual option that provides it with the unilateral ability to extend the maturity date. The Company does not have any off-balance-sheet credit exposures. Subsequent changes (favorable and unfavorable) in expected credit losses each period is recognized immediately in net income as a credit loss expense or a reversal of credit loss expense.

Short-term and Long-term loans

The Company determines the allowance for credit losses for short-term and long-term loans using estimates of probability of borrowers’ default and loss given default applied to estimated exposure at default.

When measuring expected credit losses, the Company considers borrowers’ historical payment patterns, borrowers’ credit scores as published by consumer credit rating agencies, and current and reasonable and supportable forecasts of economic conditions in estimating borrowers’ probability of default, exposure at default and estimated loss given default. The Company collectively evaluates the loans with similar credit risk characteristics. In addition, the Company evaluates the collectability of the loans on an individual basis when they no longer have similar risk characteristics to determine if any are deemed uncollectible. The loans are written off against the allowance for credit losses when deemed uncollectible.

(7)	Property, Plant and Equipment

Property, plant and equipment are stated at cost. Right-of-use assets arising from finance leases are presented within property, plant and equipment in the balance sheets and are initially measured at the present value of lease payments.

KMMI INC.
Notes to the Financial Statements

1.	Summary of Significant Accounting Policies (cont.)

Depreciation on property, plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows: buildings range from 30 to 40 years, facility equipment and fixtures range from 5 to 10 years, machineries are 10 years, vehicles are 5 years.

Once an asset is identified for retirement or disposition, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded.

(8)	Leases

The Company has entered into various operating and finance lease agreements for certain land, office space, vehicle, and office equipment. The Company determines if an arrangement is a lease, or contains a lease, at inception and records the leases in the financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor.

The Company also elected the short-term lease exception, and therefore only recognizes right-of-use assets and lease liabilities for leases with a term greater than one year. When determining lease terms, the Company factors in options to extend or terminate leases when it is reasonably certain that the Company will exercise those options. The Company has lease agreements with lease and non-lease components, which are generally accounted for separately. For certain classes of underlying assets, the Company has elected the practical expedient not to separate lease and non-lease components. Under this election, lease and non-lease components are accounted for as a single lease component.

Operating lease right-of-use assets and lease liabilities are recognized at the present value of future lease payments at the commencement date. Finance lease right-of-use assets and lease liabilities are measured similarly. As most of the leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments.

Lease expenses for operating leases are recognized on a straight-line basis over the lease term and classified as operating expenses by the nature of the leased asset. Depreciation expenses for finance lease assets are recognized over the lease term and classified as operating expenses by the nature of the leased asset. Interest expenses on finance lease liabilities are recognized as interest expenses in the statements of operations over the lease term.

(9)	Equipment Maintenance Activities

The Company incurs maintenance costs on its major equipment. Repair and maintenance costs are expensed as incurred.

(10)	Withholdings

Withholdings mainly consist of amounts withheld from employee remuneration for four major social insurance schemes (National Health Insurance, National Pension, Employment Insurance, and Industrial Accident Compensation Insurance).

(in US dollars)	2025	2024
Other withholdings	$11,367	2,871
	$11,367	2,871

(11)	Income Taxes

Income taxes are accounted for under the asset and liability method.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.

KMMI INC.
Notes to the Financial Statements

1.	Summary of Significant Accounting Policies (cont.)

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized to the extent that it is more likely than not that sufficient taxable income will be available to realize the related tax benefits.

The Company recognizes and measures uncertain tax positions taken or expected to be taken in a tax return utilizing a two-step process. In the first step, recognition, we determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that has a likelihood of greater than 50% of being realized upon ultimate settlement.

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The ASU became effective on a prospective basis for the Company for the year-end December 31, 2025. The effect of ASU 2023-09 is reflected in Note 8. Management has concluded that the adoption of this standard will not have a material impact on the Company’s financial statements.

(12)	Defined Severance Benefits

The Company has a defined severance benefits plan covering all employees upon their retirement according to Retirement Benefit Security Act of Korea. Eligible employees with one or more years of service are entitled to severance payments upon the termination of their employment based on their length of service and pay rate. The Company recognizes the defined severance benefits obligation in the balance sheets with a corresponding adjustment to statements of operations and comprehensive loss. The obligations are measured annually, or more frequently if there is a remeasurement event, based on the measurement date utilizing various actuarial assumptions and methodologies. The Company uses certain assumptions including, but not limited to, the discount rates, salary growth rates, and certain employee-related factors, such as turnover, retirement age and mortality. The Company uses the discount rate based on observations of relevant high-quality corporate bonds in the market. The Company reviews actuarial assumptions and makes modifications to the assumptions based on current rates and trends when appropriate.

The Company recognizes the funded status of its defined severance benefits plan in the balance sheets as the difference between the fair value of plan assets and the related benefit obligation as of the measurement date. Overfunded plans are presented as net benefit assets, and underfunded or unfunded plans are presented as net benefit liabilities. The funded status is classified between current and non-current based on the expected timing of benefit payments and the related recovery of plan assets, as applicable.

The Company recognizes the components of net periodic benefit cost for its defined severance benefits in net income (generally within operating expenses or other expense, as applicable). Actuarial gains and losses and prior service cost or credit arising from plan amendments are initially recognized in other comprehensive income (loss) (“OCI”) and accumulated in accumulated other comprehensive income (loss) (“AOCI”). The Company has adopted an amortization approach and the net cumulative gain or loss at the beginning of the period in excess of the corridor is amortized into net periodic benefit cost on a straight-line basis over the expected average remaining service period of the employees participating in the plan.

(13)	Impairment of Long-Lived Assets

Long-lived assets, such as property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

KMMI INC.
Notes to the Financial Statements

1.	Summary of Significant Accounting Policies (cont.)

(14)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.

Legal costs incurred in connection with loss contingencies are expensed as incurred.

(15)	Capitalized Interest

The Company’s policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

A reconciliation of total interest cost to interest expense as reported in the statements of operations for the years ended December 31, 2025 and 2024 are as follows:

(in US dollars)	2025	2024
Interest cost capitalized	$—	1,317
Interest expense	29,651	30,490
Total	$29,651	31,807

(16)	Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of employee-related costs, depreciation on buildings and equipment, amortization of right-of-use assets, professional and service fees, lease and utilities expense.

(17)	Fair Value Measurements

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels (see Note 6):

●	Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

●	Level 2: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

●	Level 3: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, other current asset, short-term loan, and non-trade accounts payables, approximate their fair value because of the short maturity of these instruments.

KMMI INC.
Notes to the Financial Statements

1.	Summary of Significant Accounting Policies (cont.)

(18)	Foreign Currency

The functional currency of the Company is the Korean Won. Transactions in foreign currencies are translated into the functional currency of the Company at the exchange rates at the dates of the transactions. Transaction gains and losses are included in “Gain on foreign currency” and “Loss on foreign currency” in the statements of operations. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date, which are included in the “Effect of exchange rate changes on cash and cash equivalents, and restricted cash” in the statements of cash flows.

Assets and liabilities of the Company are translated into U.S. dollars, the reporting currency, at the exchange rate in effect at the end of each period. Income and expenses for the Company are translated into U.S. dollars using average rates that approximate those in effect during the period. Foreign currency translation adjustments are included in “Accumulated other comprehensive income” a separate component of stockholders’ equity.

(19)	Government grants

Other operating income of the Company is comprised of government support income. The Company receives support income from local government agencies and public institutions in relation to lease payments and research activities that are necessary for the Company’s operating activities. Government support income is either deducted from the carrying amount of the related assets or recognized as income when there is reasonable assurance that the Company will comply with the relevant conditions and that the grant will be received. Government support income related to assets are presented in the balance sheets by deducting the grant from the carrying amount of the asset. If it is not related to the acquisition of an asset, it can be treated as a grant related to income. Government support income related to income is presented in other operating income in the statement of operations. The Company did not recognize any government support income for the years ended December 31, 2024. During the year ended December 31, 2025, the Company recognized income-related government support income of $2,529.

(20)	New Accounting Standards and Interpretations Not Yet Adopted

As the Company meets the definition of a public business entity (“PBE”), the Company applies the PBE effective dates for new accounting standards.

Income Statement (Topic 220) Reporting Comprehensive Income — Expense Disaggregation Disclosures

In November 2024, the FASB issued ASU 2024-03, which requires disaggregated information about certain income statement expense line items. This standard is effective for all PBEs in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Management is currently evaluating the impact of adopting ASU 2024-03, including the timing of adoption and related disclosure requirements.

Financial Instruments (Topic 326) — Measurement of Credit Losses for Accounts Receivable and Contract Assets

In July 2025, the FASB issued ASU 2025-05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). ASU 2025-05 provides a practical expedient that all entities can use when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606, Revenue from Contracts with Customers. Under this practical expedient, an entity is allowed to assume that the current conditions it has applied in determining credit loss allowances for current accounts receivable and current contract assets remain unchanged for the remaining life of those assets. ASU 2025-05 is effective for fiscal years beginning after December 15, 2025, and interim reporting periods in those years. Entities that elect the practical expedient and, if applicable, make the accounting policy election are required to apply the amendments prospectively. The Company does not expect the standard to have a material effect on its financial statements.

KMMI INC.
Notes to the Financial Statements

1.	Summary of Significant Accounting Policies (cont.)

Government Grants (Topic 832) — Accounting for Government Grants Received by Business Entities

In December 2025, the FASB issued ASU 2025-10, which provides guidance on the accounting and disclosure of government grants for business entities. The amendments are effective for fiscal years beginning after December 15, 2026, with early adoption permitted. The standard requires prospective application, with certain disclosure requirements applied retrospectively to all periods presented. The Company is currently evaluating the impact of ASU 2025-10 on its financial statements and related disclosures. Based on its preliminary assessment, management believes that the Company’s existing accounting policy for government grants is generally consistent with the recognition principles under ASU 2025-10; however, additional disclosures may be required upon adoption.

2.	Significant risks and uncertainties including business and credit concentrations

The Company manufactures NdPR block magnets and magnets for traction motors that are used in aerospace and defense, automobile, energy plant and other various industries. The Company has been preparing its operation by purchasing related equipment and machines since 2021. Revenue from contracts with the customers has not been occurred during the reporting period and the Company is making efforts to secure the market end-user and run its business operation.

3.	Property, plant and equipment

(1)	Details of property, plant and equipment as of December 31, 2025 and 2024 are as follows:

	Useful	Initial Cost		Accumulated depreciation		Net Carrying Value
(in US dollars)	Life Years	2025	2024	2025	2024	2025	2024
Buildings	30 to 40	$970,652	947,475	(87,944)	(54,370)	882,708	893,105
Machinery	10	1,158,255	1,130,599	(275,674)	(156,032)	882,581	974,567
Vehicles	5	89,185	88,552	(49,475)	(31,506)	39,710	57,046
Facility equipment and fixtures	5 to 10	216,816	194,053	(60,115)	(33,891)	156,701	160,162
Finance lease right-of-use assets		71,209	69,509	(59,400)	(43,801)	11,809	25,708
Total		$2,506,117	2,430,188	(532,608)	(319,600)	1,973,509	2,110,588

Total depreciation for the years ended December 31, 2025 and 2024 was $207,690 and $186,423, respectively, of which was recorded in selling, general, and administrative expense in each year.

(2)	As of December 31, 2025, the details of property, plant and equipment pledged as collateral are as follows:

(in US dollars)	Net Carrying Value	Pledged Amount	Creditor	Relevant Debt Amount
Collateral Provided Asset:
Buildings	$882,708	418,148	Industrial Bank of Korea	348,456

4.	Asset Retirement Obligation

The Company has an asset retirement obligation (ARO) arising from contractual requirements associated with the retirement of its operating lease for land. This obligation requires the Company to restore the land to its original condition upon termination of the lease. The ARO liability was initially measured at fair value and is subsequently adjusted for accretion expense and changes in the amount or timing of the estimated cash flows. The corresponding asset retirement cost is capitalized as part of the operating lease right-of-use asset and is amortized on a straight-line basis over the lease term. This amortization is included in the lease expense presented in the statements of operations. The ARO liability is presented within “Other non-current liabilities” in the accompanying balance sheets.

KMMI INC.
Notes to the Financial Statements

4.	Asset Retirement Obligation (cont.)

The following table presents the activity for the ARO for the years ended December 31, 2025, and 2024, respectively:

(in US dollars)	2025	2024
Beginning balance	$49,952	51,530
Accretion expense	5,429	5,122
Foreign currency translation adjustments	1,174	(6,700)
Ending balance	$56,555	49,952

5.	Leases

The Company has operating leases for land and office, and finance leases for certain vehicle and equipment. Operating lease assets and liabilities are included in operating lease right-of-use assets and operating lease liabilities, respectively, on the balance sheets. Finance lease assets and liabilities are included in property, plant and equipment and finance lease liabilities, respectively, on the balance sheets.

The lease agreement for office space includes a renewal option for up to 10 years, renewable annually under the Commercial Building Lease Protection Act in Korea. Other lease agreements for land include both a purchase option at the agreed price and a renewal option for up to 50 years, renewable every 5 years under the lease contract. The lease term of the lease agreement for the office space was determined considering the renewal period of one year by the renewal option. In case of the lease agreement for land, since the Company is not reasonably certain to exercise these renewal options, the options were not considered in determining the lease term, and associated potential option payments were excluded from lease payments.

The Company’s leases generally do not include termination options for either party to the lease restrictive financial or other covenants. Payments due under the lease contracts include fixed payments and variable payments. For the Company’s land lease, variable payments are determined based on the rate of increase in land price. For the Company’s office equipment lease, variable payments include those for amount of use. For office equipment lease for which the Company has elected not to separate lease and non-lease components, maintenance services are provided by the lessor at a fixed cost and are included in the fixed lease payments for the single, combined lease component.

(1)	The components of lease expense for the years ended December 31, 2025 and 2024 were as follows:

(in US dollars)	2025	2024
Operating lease expense	$37,848	40,843
Finance lease expense:
Depreciation of right-of-use assets	14,657	15,283
Interest on lease liabilities	4,660	7,763
Sub-total	19,317	23,046
Short-term lease expense	670	3,299
Variable lease expense	317	205
Total	$58,152	67,393

KMMI INC.
Notes to the Financial Statements

5.	Leases (cont.)

(2)	Amounts presented in the balance sheets as of December 31, 2025 and 2024 were as follows:

(in US dollars)	2025	2024
Operating leases:
Operating lease right-of-use assets	$31,757	72,311
Non-current	—	12,649
Current portion of operating lease liabilities	12,959	33,597
Total	$12,959	46,246

Finance leases:
Finance lease right-of-use assets	$71,209	69,509
Less: Accumulated depreciation	(59,400)	(43,801)
Total	$11,809	25,708

Non-current	$—	16,093
Current portion of finance lease liabilities	16,487	16,811
Total	$16,487	32,904

(3)	Other information related to leases as of December 31, 2025 and 2024 were as follows:

(in US dollars)	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$29,873	34,110
Operating cash flows from finance leases	4,660	7,763
Financing cash flows from finance leases	17,376	15,214

Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$—	14,673
Finance leases	—	—

Weighted average remaining lease term:
Operating leases	1.42 years	1.98 years
Finance leases	0.82 years	1.82 years

Weighted average discount rate:
Operating leases	10.04%	9.02%
Finance leases	17.78%	17.70%

(4)	Maturities of lease liabilities under noncancellable leases as of December 31, 2025 are as follows:

(in US dollars) Maturity	Operating leases	Finance leases
2026	15,198	17,853
Total undiscounted lease payments	15,198	17,853
Less imputed interest	(2,239)	(1,366)
Total	$12,959	16,487

KMMI INC.
Notes to the Financial Statements

6.	Fair Value Measurements

(1)	Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are reported in one of three levels reflecting the significant inputs used to determine fair value.

Level 1 —	Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date.

Level 2 —	Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3 —	Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management’s best estimate of fair value.

(2)	The following summarizes our financial liabilities that are measured at fair value on a recurring basis:

(in US dollars)	Classification	Measurement Level	2025	2024
Dissenting Shareholder Appraisal Rights	Financial liabilities	Level 3	$470,679	—

As of December 31, 2025, the Company’s share repurchase liabilities related to dissenting shareholder appraisal rights (“DSAR put option”) is classified as Level 3 within the fair value hierarchy due to the use of significant unobservable inputs.

The change in fair value of the DSAR put option resulted in a loss of $470,679 for the year ended December 31, 2025, which was recognized in the statements of operations within loss on share repurchase liabilities.

(3)	Valuation of DSAR Put Option

The DSAR put option represents a freestanding financial instrument that provides dissenting shareholders with the right to require the Company to repurchase their shares at a predetermined price, contingent on closing of the Share Exchange Agreement described in Note 10. The Company accounts for this instrument at fair value, with changes in fair value recognized in earnings, in accordance with ASC 480.

The fair value of the DSAR put option is determined using a valuation model based on the difference between:

1)	the present value of the expected cash settlement amount (including statutory interest), and

2)	the present value of the underlying share value to be received in a share exchange transaction

The valuation incorporates significant assumptions, including:

1)	expected cash settlement value based on contractual terms and statutory interest rates

2)	estimated fair value of the Company’s shares

3)	probability of occurrence of the underlying transaction

4)	discount rates reflecting the time value of money

Due to the use of significant unobservable inputs, the DSAR put option is classified as a Level 3 financial liability.

KMMI INC.
Notes to the Financial Statements

7.	Debt

(1)	Short-Term Debt

Details of carrying amounts of short-term debts as of December 31, 2025, and 2024 are as follows:

Description(*1)	Period	Interest rate (%)	2025	2024
Working capital loan	November 2025 – May 2026	6	$160,290	—
Working capital loan	December 2025 – June 2026	6	69,691	—
Working capital loan	December 2025 – June 2026	6	69,691	—
Total			$299,672	—

(*1)	This represents working capital loan borrowed from EMT Asia Co., Ltd.

(2)	Long-Term Debt from Individual

Details of carrying amounts of long-term debt from individuals as of December 31, 2025 and 2024 are as follows:

Description	Period(*1)	Interest rate (%)	2025	2024
Individual cash loan	December 2022 – January 2027	1	$278,765	272,109
Individual cash loan	March 2023 – January 2027	1	99,691	98,027
Individual cash loan	January 2023 – January 2027	1	250,000	250,000
Individual cash loan	January 2024 – January 2027	1	278,765	272,109
Total			$907,221	892,245

(*1)	On August 5, 2025, the Company amended the loans from individuals solely to extend the maturities to January 2027. Under ASC 470-50, the present-value change (discounted at the original 1% effective interest rate) was less than 10%, so the amendments were accounted for as modifications; no fees or costs were incurred, the effective interest rate remains 1%, and the carrying amounts equal principal with interest accrued until maturity. The fair value of these borrowings, discounted using the market interest rate, is $863,905 as of December 31, 2025.

(3)	Long-Term Debt from Bank and Government Agency

Details of carrying amounts of long-term debt from bank and government agency as of December 31, 2025 are as follows:

(in US dollars) Financial Institution	Description	Period	Interest rate (%)	Borrowing Limit	2025	2024
Korea SMEs and Startups Agency	Working capital loans	February 2023 – February 2028	2.97	$139,383	$100,564	136,054
Industrial Bank of Korea	Facility loans	April 2023 – April 2033	2.54	348,456	348,456	340,136
Total principal long-term debt					$449,020	476,190
Less: current portion of long-term debt					46,414	37,891
Total					$402,606	438,299

KMMI INC.
Notes to the Financial Statements

7.	Debt (cont.)

(4)	Future principal payments for long-term debt as of December 31, 2025 are as follow

(in US dollars)	Long-term debt
2026	$46,414
2027	982,679
2028	65,811
2029	58,075
2030	58,075
Thereafter	145,188
Total	$1,356,242

8.	Income Taxes

We are subject to income taxation primarily in Republic of Korea. The Korean entities are subject to periodic or special tax examinations by the Republic of Korea tax authorities in accordance with the Framework Act on National Taxes. In general, the statute of limitations for corporate income tax in Korea is 5 years (It extends to 7 years for non-filing and 10 years for fraudulent activities.). There are no ongoing tax audits or examinations by the Korean authorities.

(1)	There is no income tax expense recorded attributable to current taxes and deferred taxes.

(2)	The components of loss before income taxes are as follows:

(in US dollars)	2025	2024
Korea	$(1,737,251)	(852,520)

(3)	Differences between the provision at the local statutory rate and the provision recorded at the level are as follows:

(in US dollars)	2025	2024
Tax rate	11%	9.9%
Taxes computed at the statutory rate	$(191,098)	(84,400)
Differences resulting from:
Other non-deductible expenses	3,726	(364)
Tax credits	(64,564)	(51,577)
Change in valuation allowance	248,834	131,820
Other	3,102	4,521
Income tax (benefit) expense	$—	—
Effective tax rate	—	—

The Company’s primary business operations are conducted in Korea and are subject to Korea’s corporate income tax law.

KMMI INC.
Notes to the Financial Statements

8.	Income Taxes (cont.)

(4)	The income tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities were as follows:

(in US dollars)	2025	2024
Deferred tax assets:
Provision	$3,726	3,273
Property, plant and equipment	12,299	10,791
Accrued vacation	2,592	1,396
Asset retirement obligation	6,221	4,945
Share repurchase liabilities	51,317	—
Lease liabilities	3,239	7,836
Accrued expense	4,655	1,691
Short-term debt	—	—
Long-term debt	7,988	3,406
Defined severance benefits	6,289	4,592
Prepaids and other current assets	94	128
Net operating loss carry-forwards(*1)	298,724	149,041
Tax credit carry-forwards(*2)	279,014	209,680
Total deferred tax assets before valuation allowance	676,158	396,779
Valuation allowance	(657,303)	(381,559)
Total deferred tax assets	18,855	15,220

Deferred tax liabilities:
Other non-current assets	(13,515)	(5,027)
Right-of-use assets	(4,792)	(9,704)
Withholdings	(8)	(7)
Prepaids and other current assets	(540)	(482)
Construction in progress	—	—
Total deferred tax liabilities	(18,855)	(15,220)
Net deferred tax assets	$—	—

(*1)	Net operation loss carry-forwards is available to be utilized for 15 years from the year of occurrence. The expiration years are as follows: $48,828 will expire in 2036, $493,558 will expire in 2037, $384,986 will expire in 2038, $746,706 will expire in 2039 and, $1,201,318 will expire in 2040
(*2)	Tax credit carry-forwards is available to be utilized for 10 years from the year of occurrence. The expiration years are as follows: $4,324 will expire in 2031, $11,701 will expire in 2032, $149,758 will expire in 2033, $49,236 will expire in 2034 and $63,994 will expire in 2035.

9.	Uncertain Tax Positions

There is no unrecognized tax benefit as of December 31, 2025 and 2024.

10.	Stockholders’ Equity

The Company has 20 million shares of authorized common stock, par value KRW 500 (approximately $0.4) per share issuable. As of December 31, 2025 and 2024, there were 22.080 thousand shares of common stock outstanding.

KMMI INC.
Notes to the Financial Statements

10.	Stockholders’ Equity (cont.)

Issuance of common stock

In July 2021, the Company was established with the issuance of 2,000 ordinary shares at a par value of KRW5,000 each. In June 2022, the Company implemented a 1-for-10 stock split, which increased the number of issued shares from 2,000 to 20,000. Subsequently, the general meeting of shareholders approved the issuance of 1,000 shares in June 2022 and 1,080 shares in August 2022 at a price of KRW 2,500,000 per share amounting to approximately $1,912,508 and $2,026,266, respectively.

Common Stock

Holders of common stock are entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no pre-emptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to the preferred stock with respect to dividend rights and rights upon liquidation, winding up and dissolution of the Company.

Accumulated other comprehensive income

Accumulated other comprehensive income is consist of foreign currency translation adjustments and actuarial loss on defined severance benefits. In case of the actuarial loss on defined severance benefits, it is amortized into net periodic benefits cost on a straight-line basis over the expected average remaining service period of employees.

Dissenting Shareholder Appraisal Rights

In connection with the share exchange transactions contemplated by the share exchange agreements dated February 10, 2025, as amended (collectively, the “Agreements”), by and among the Company, EMT Sub Co., Ltd. (“EMT Sub”), and the other operating companies party thereto, shareholders who formally dissented at the general meeting of shareholders held to approve the share exchange (the “Share Exchange EGM”) were granted statutory appraisal rights under the Korean Commercial Code (the “Appraisal Rights”).

Pursuant to the Agreements, dissenting shareholders may obtain the Appraisal Rights by delivering to the Company, within 20 days from the date of the Share Exchange EGM, a written notice identifying the class and number of shares for which appraisal rights are elected (the “Appraisal Shares”). Upon receipt of valid notice, the Company is contingently required to repurchase the Appraisal Shares within two (2) months, provided the Share Exchange remains in effect and the dissenting shareholder does not withdraw its notice (by mutual agreement with the Company), after which any unpaid amount will begin to accrue interest at a statutorily dictated 6% interest rate per annum. The repurchase price for the Appraisal Shares was $1,992.75 per share, as determined by mutual agreement between the Company and the applicable dissenting shareholder through the Agreements.

Management accounts for these appraisal rights as a liability under ASC 480 measured at fair value, with changes recognized in earnings, until the obligation becomes unconditional at merger close.

As of December 31, 2025, the appraisal rights were measured at a fair value of $470,679.

11.	Defined Severance Benefits

(1)	The following table sets forth the defined severance benefits obligation as of December 31, 2025 and 2024:

(in US dollars)	2025	2024
Fair value of plan assets	$—	—
Defined severance benefits	(98,910)	(46,383)
Funded Status	$(98,910)	(46,383)

KMMI INC.
Notes to the Financial Statements

11.	Defined Severance Benefits (cont.)

(2)	The following table summarizes changes in the defined severance benefits obligation including benefit costs and benefits paid during 2025 and 2024:

	2025	2024
Beginning balance	$46,383	24,122
Service cost	40,686	22,296
Interest cost	1,528	853
Benefits paid	(9,215)	—
Actuarial loss	18,852	4,036
Foreign currency translation adjustments	676	(4,924)
Ending balance	$98,910	46,383

Classification:
Current	$20,387	5,795
Non-current	78,523	40,588

The Company has not contributed to plan assets at the reporting date and no contribution expected to be paid to the plan during the next fiscal year beginning after the reporting date. The Company measured defined severance benefits using the most recent mortality tables and mortality improvement scale in selecting mortality assumptions as of December 31, 2025, and 2024.

(3)	Net periodic benefit cost recognized during 2025 and 2024 were:

	2025	2024
Service cost	$40,686	22,296
Interest cost	1,528	853
Amortization of net actuarial loss	259	80
Net periodic benefit cost recognized	$42,473	23,229

For the years ended December 31, 2025 and 2024, the service cost component is included in selling, general and administrative expenses, interest cost is included in interest expense, and the amortization of net actuarial loss is included in other expense in the statements of operations.

(4)	The following table summarizes changes in accumulated other comprehensive income for defined severance benefits during 2025 and 2024:

	2025	2024
Beginning balance	$(6,989)	(3,033)
Actuarial loss, net of tax	(18,852)	(4,036)
Amortization of net actuarial loss	259	80
Ending balance	$(25,582)	(6,989)

(5)	Weighted-average assumptions used to determine defined severance benefits obligation for 2025 and 2024 were as follows:

	2025	2024
Discount rate	3.70%	3.40%
Rate of compensation increase	2.40%	2.40%

KMMI INC.
Notes to the Financial Statements

11.	Defined Severance Benefits (cont.)

(6)	The expected maturity analysis of undiscounted defined severance benefits as of December 31, 2025 and 2024 as follows:

(in US dollars)	2025	2024
Less than 1 year	$20,387	6,245
Between 1 – 2 years	12,324	4,487
Between 2 – 5 years	23,493	14,663
Over 5 years	64,808	36,628
Total	$121,012	62,023

12.	Supplemental Cash Flow Information

(in US dollars)	2025	2024
Supplemental disclosure of cash flow information:
Cash receipt during the period for interest	$1,407	1,301
Cash paid during the period for interest	(18,291)	(20,203)
Income taxes received(paid)	21	(197)

Non-cash investing and financing activities:
Transferred from construction in progress to the appropriate property, plant and equipment	—	277,916
Reclassification of long-term loan(related parties) to short-term loan(related parties)	—	439,889
Reclassification of other non-current assets(related parties) to non-trade account receivable(related parties)	—	54,730
Transferred from withholdings to long-term debt	—	293,259
Reclassification of short-term debt to long-term debt	—	668,338

13.	Commitments and Contingencies

(1)	Guarantees

The list of guarantees provided by third parties to the Company as of December 31, 2024 and 2023, are as follows:

(in US dollars)		Guaranteed Amount
Provider	Type	2025	2024	Beneficiary
Seoul Guarantee Insurance	Payment guarantee for trade payables	$35,124	34,286	Air First Co., Ltd
Seoul Guarantee Insurance	Performance guarantee A for ARO	62,840	61,340	Korea Land and Housing Corp.
Seoul Guarantee Insurance	Performance guarantee B for ARO	1,610	1,571	Korea Land and Housing Corp
Seoul Guarantee Insurance	Payment guarantee for subsidiary refund	2,507	—	Korea Occupational Safety and Health Agency

KMMI INC.
Notes to the Financial Statements

13.	Commitments and Contingencies (cont.)

(2)	Non-compliance with laws or regulations

In accordance with the Korean Capital Markets Act, the Company shall submit a securities report to the Financial Services Commission (FSC) when issuing securities to over 50 investors. Failure to submit a securities report may result in a fine not exceeding 3/100 of the offering price or revenue amount on the securities report (KRW 2 billion if it exceeds KRW 2 billion). Management notes such report was required but not submitted to FSC on time in 2022 upon issuance of new shares. Management is aware that this legal obligation arising from the past violation would impose the fine upon submission of the past-due report to FSC. Accordingly, the Company has recognized the provision of $33,870 as of December 31, 2025 and $33,061 as of December 31, 2024, which are reflected in other current liabilities on the balance sheets.

14.	Related Party Transactions

(1)	The Company’s list of Related parties is as follows:

Relationship	Name of Related Party
Management	Andy Chun (CEO)

Primary owners with more than 10% of shares	Soo Hyun Huh Kyung Won Moon

Other parties that can significantly influence the management or operating policies	ADE METALS INC. JNS INDUSTRY INC.

Management of the entity and members of their immediate families	Sun Mi Yu Young Hun Kim Hyuck Soo Lee Annabeth Chun Matthew Jiwon Chun Emily Yewon Chun Allen Chun Daren Chun Elin Chun Tae Hwan Yu Ji Hwan Yu Sin Ja Park Chang Soo Chun Yoo Heon Chun

(2)	Related party transactions are as follows:

Related parties	Transactions	2025	2024
ADE METALS INC.	Interest income	$15,820	16,496
JNS INDUSTRY INC.	Interest income	3,164	3,299
ADE METALS INC.	Purchase of property, plant and equipment	3,934	—
JNS INDUSTRY INC.	Purchase of property, plant and equipment	—	24,798
JNS INDUSTRY INC.	Commission fee	844	—
Shareholders	Loss on share repurchase liabilities	470,679	—

KMMI INC.
Notes to the Financial Statements

14.	Related Party Transactions (cont.)

In March 2022, the Company entered into a loan agreement with ADE METALS INC. for KRW 500 million. Subsequently, in April 2022, a similar loan agreement was executed with JNS INDUSTRY INC. for KRW 100 million. The Chief Executive Officer (CEO) of the Company has ownership interests in both entities: ADE METALS INC. is wholly owned by the CEO, and JNS INDUSTRY INC. is 20% owned by the CEO and 80% owned by the CEO’s immediate family. Both loan agreements carry an interest rate of 4.5%. In July 2025, the Company received full repayment of the short-term loans

(3)	Amounts due from related parties, are as follows:

Related parties	Balances	2025	2024
ADE METALS INC.	Short-term loan	$—	340,136
ADE METALS INC.	Non-trade account receivable(*1)	59,156	42,438
JNS INDUSTRY INC.	Short-term loan	—	68,027
JNS INDUSTRY INC.	Non-trade account receivable(*1)	11,685	8,345
Shareholders	Share repurchase liabilities	470,679	—

(*1)	Non-trade account receivable consists of interest income receivable.

15.	Subsequent Events

The Company has evaluated subsequent events from the financial statements date through the date the financial statements were available to be issued.

In January 2026, the Company completed a comprehensive share exchange transaction pursuant to the approved share exchange agreement and became a wholly owned subsidiary of EMT Sub Co., Ltd.

Under the share exchange, all outstanding shares of KMMI were transferred to EMT Sub in exchange for equity interests of EMT Sub. Existing shareholders of KMMI received shares of EMT Sub at an exchange ratio of 0.4187 shares of EMT Sub for each share of KMMI common stock. No cash consideration was paid in connection with the share exchange, except for payments related to dissenting shareholders.

Certain shareholders exercised their appraisal rights under the Korean Commercial Law. Shareholders were entitled to exercise such rights from May 16, 2025, the date of the notice of the shareholders’ meeting, through the closing of the shareholders’ meeting on June 2, 2025. As a result, the Company recognized a payable to dissenting shareholders in 2025.

The obligation to settle the appraisal rights remains with the Company; however, the funding required to satisfy such obligation is expected to be provided by Evolution Metals & Technologies Corp.

Upon the closing of the share exchange transaction in January 2026, the Company obtained shares of its parent company, Evolution Metals and Technologies Corp. (“EMAT”), in exchange for its outstanding shares. The Company intends to liquidate such shares and use the proceeds to settle the obligation to dissenting shareholders.

The payment amount was approximately $27.95 million as of the closing of the share exchange transaction and continues to accrue statutory interest until the actual payment date.

In March 2026, the Company entered into a short-term loan agreement with Beacon Advisory, a related party, for working capital purposes. Under the terms of the agreement, the Company borrowed approximately $67 thousand, with an annual interest rate of 4.6% and a maturity date of September 23, 2026.